Exhibit 99.1

Contact:
Allison Bober
Investor Relations
Lennar Corporation
(305) 485-2038
FOR IMMEDIATE RELEASE
Lennar Reports First Quarter EPS of $0.63

•	Net earnings of $144.1 million, or $0.63 per diluted share, compared to net earnings of $115.0 million, or $0.50 per diluted share

•	Deliveries of 4,832 homes – up 12%

•	New orders of 5,794 homes – up 10%; new orders dollar value of $2.1 billion – up 15%

•	Backlog of 7,670 homes – up 13%; backlog dollar value of $2.8 billion – up 19%

•	Revenues of $2.0 billion – up 21%

•	Lennar Homebuilding operating earnings of $220.6 million, compared to $207.6 million – up 6%

•	Gross margin on home sales of 22.7%, compared to 23.1% in Q1 2015

•	S,G&A expenses as a % of revenues from home sales improved to 10.8% from 11.4% in Q1 2015

•	Operating margin on home sales improved to 11.9% from 11.7% in Q1 2015

•	Lennar Financial Services operating earnings of $14.9 million, compared to $15.5 million

•	Rialto operating earnings (net of noncontrolling interests) of $1.9 million, compared to $4.6 million

•	Lennar Multifamily operating earnings of $12.2 million, compared to an operating loss of $5.7 million

•	Lennar Multifamily Venture received an additional $300 million of equity commitments, increasing total equity commitments to $1.4 billion

•	Lennar Homebuilding cash and cash equivalents of $511 million

•	Lennar Homebuilding debt to total capital, net of cash and cash equivalents, of 45.3%

•	In March 2016, Lennar issued $500 million of 4.750% senior notes due 2021

(more)

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Miami, March 29, 2016 -- Lennar Corporation (NYSE: LEN and LEN.B), one of the nation’s largest homebuilders, today reported results for its first quarter ended February 29, 2016. First quarter net earnings attributable to Lennar in 2016 were $144.1 million, or $0.63 per diluted share, compared to first quarter net earnings attributable to Lennar in 2015 of $115.0 million, or $0.50 per diluted share.
Stuart Miller, Chief Executive Officer of Lennar Corporation, said, "We are very pleased with our first quarter results as we achieved pre-tax earnings of $201.7 million, our highest first quarter pre-tax earnings since 2006. Despite global economic concerns and volatility in the stock market, our net earnings increased 25% year-over-year and we had solid performances in most of our businesses. We continue to believe that the housing market is continuing its slow and steady recovery driven by years of under production, tight inventory levels, attractive interest rates and the lowest unemployment levels since 2008."
Mr. Miller continued, "Our core homebuilding business continued to produce strong operating results in the first quarter of 2016 as gross and operating margins were 22.7% and 11.9%, respectively. The continued focus on digital marketing helped to improve S,G&A as a percentage of revenues from home sales to 10.8%, our lowest first quarter percentage. In the first quarter of 2016, our average sales price of homes delivered increased 12% year-over-year to $365,000, the highest in the Company’s history, from $326,000 in the first quarter of 2015. Our home sales revenues and new orders dollar value increased 25% and 15%, respectively, compared to the same period last year. Our sales backlog dollar value increased 19% from last year to approximately $2.8 billion, keeping us well positioned going forward.
"Complementing our homebuilding business, our Financial Services business reported strong earnings of $14.9 million in our first quarter, consistent with prior year, despite a decrease in refinance transactions year-over-year.
"Our Multifamily business generated $12.2 million of earnings in the first quarter of 2016, primarily due to the sale of an apartment property by one of its joint ventures. In addition, during the first quarter of 2016, the Lennar Multifamily Venture continued to grow as it received an additional $300 million of equity commitments, increasing its total equity commitments to $1.4 billion.
"Finally, our Rialto business generated $1.9 million of income as the turmoil in the capital markets in the first quarter impacted the short-term performance of our Rialto mortgage finance and investment management businesses. While the volatility in the markets leads us to reduce Rialto’s earnings expectations for the current year, it also has provided excellent investment opportunities to grow our best-in-class investment management platform."
Mr. Miller concluded, "We began fiscal 2016 with strong operational results and a solid balance sheet. We believe we are well positioned across all of our platforms and for another year of strong profits in 2016."

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RESULTS OF OPERATIONS
THREE MONTHS ENDED FEBRUARY 29, 2016 COMPARED TO
THREE MONTHS ENDED FEBRUARY 28, 2015
Lennar Homebuilding
Revenues from home sales increased 25% in the first quarter of 2016 to $1.8 billion from $1.4 billion in the first quarter of 2015. Revenues were higher primarily due to a 12% increase in the number of home deliveries, excluding unconsolidated entities, and a 12% increase in the average sales price of homes delivered. New home deliveries, excluding unconsolidated entities, increased to 4,806 homes in the first quarter of 2016 from 4,301 homes in the first quarter of 2015. There was an increase in home deliveries in all of the Company's Homebuilding segments, except in Homebuilding Houston. The decrease in home deliveries in Houston was primarily due to less demand driven by volatility in the energy sector. The average sales price of homes delivered increased to $365,000 in the first quarter of 2016 from $326,000 in the first quarter of 2015. Sales incentives offered to homebuyers were $21,600 per home delivered in the first quarter of 2016, or 5.6% as a percentage of home sales revenue, compared to $21,800 per home delivered in the first quarter of 2015, or 6.3% as a percentage of home sales revenue, and $21,700 per home delivered in the fourth quarter of 2015, or 5.9% as a percentage of home sales revenue.
Gross margins on home sales were $398.9 million, or 22.7%, in the first quarter of 2016, compared to $324.8 million, or 23.1%, in the first quarter of 2015. Gross margin percentage on home sales decreased compared to the first quarter of 2015 primarily due to an increase in land costs, partially offset by an increase in the average sales price of homes delivered. Gross profits on land sales were $9.2 million in the first quarter of 2016, compared to $12.1 million in the first quarter of 2015.
Selling, general and administrative expenses were $189.8 million in the first quarter of 2016, compared to $160.4 million in the first quarter of 2015. As a percentage of revenues from home sales, selling, general and administrative expenses improved to 10.8% in the first quarter of 2016, from 11.4% in the first quarter of 2015, due to improved operating leverage as a result of an increase in home deliveries and benefits from the Company's focus on digital marketing.
Lennar Homebuilding equity in earnings from unconsolidated entities was $3.0 million in the first quarter of 2016, compared to $28.9 million in the first quarter of 2015. In the first quarter of 2016, Lennar Homebuilding equity in earnings from unconsolidated entities included $6.0 million of equity in earnings from Heritage Fields El Toro, LLC, one of the Company's unconsolidated entities ("El Toro"), primarily due to sales of approximately 220 homesites to third parties. This was partially offset by the Company's share of net operating losses from various Lennar Homebuilding unconsolidated entities. In the first quarter of 2015, Lennar Homebuilding equity in earnings from unconsolidated entities included $31.3 million of equity in earnings primarily related to sales of approximately 600 homesites to third parties by El Toro, partially offset by the Company's share of net operating losses from various Lennar Homebuilding unconsolidated entities.

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Lennar Homebuilding other income, net, was $0.5 million in the first quarter of 2016, compared to $6.3 million in the first quarter of 2015. In the first quarter of 2015, other income, net included a $6.5 million gain on the sale of an operating property.
Lennar Homebuilding interest expense was $45.2 million in the first quarter of 2016 ($43.4 million was included in cost of homes sold, $0.7 million in cost of land sold and $1.2 million in other interest expense), compared to $38.0 million in the first quarter of 2015 ($33.5 million was included in cost of homes sold, $0.4 million in cost of land sold and $4.1 million in other interest expense). Interest expense included in cost of homes sold increased primarily due to an increase in the Company's outstanding homebuilding debt and an increase in home deliveries. Other interest expense decreased due to an increase in qualifying assets eligible for interest capitalization.
Lennar Financial Services
Operating earnings for the Lennar Financial Services segment were $14.9 million in the first quarter of 2016, compared to $15.5 million in the first quarter of 2015. The slight decrease in profitability was primarily due to a decrease in refinance volume in the segment's mortgage and title operations.
Rialto
Operating earnings for the Rialto segment were $1.9 million in the first quarter of 2016 (which included $1.6 million of operating earnings and an add back of $0.3 million of net loss attributable to noncontrolling interests), compared to operating earnings of $4.6 million in the first quarter of 2015 (which included $2.8 million of operating earnings and an add back of $1.8 million of net loss attributable to noncontrolling interests).
Revenues in this segment were $43.7 million in the first quarter of 2016, compared to $41.2 million in the first quarter of 2015. Revenues increased primarily due to higher interest income and the collection of deficiency settlements related to the loan portfolios, partially offset by a decrease in Rialto Mortgage Finance ("RMF") securitization revenues due to lower securitization volume and margins. During the first quarter of 2016 and 2015, Rialto received $4.9 million and $6.5 million, respectively, of advanced distributions with regard to Rialto's carried interests in its real estate funds in order to cover income tax obligations resulting from allocations of taxable income to Rialto's carried interests in these funds.
Expenses in this segment were $42.9 million in the first quarter of 2016, compared to $40.8 million in the first quarter of 2015. Expenses increased primarily due to an increase in securitization expenses related to RMF and interest expense.
Rialto equity in earnings from unconsolidated entities was $1.5 million and $2.7 million in the first quarter of 2016 and 2015, respectively, related to Rialto's share of earnings from its real estate funds. The decrease in equity in earnings was primarily related to mark downs of certain assets in the Rialto real estate funds (the “Funds”) and smaller net increases in the fair value of certain assets in the Funds in the first quarter of 2016 than in the same period last year.

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Lennar Multifamily
Operating earnings for the Lennar Multifamily segment were $12.2 million in the first quarter of 2016, compared to an operating loss of $5.7 million in the first quarter of 2015. The increase in profitability was primarily due to the segment's $20.4 million share of a gain as a result of the sale of an operating property by one of Lennar Multifamily's unconsolidated entities.
Corporate General and Administrative Expenses
Corporate general and administrative expenses were $47.7 million, or 2.4% as a percentage of total revenues, in the first quarter of 2016, compared to $43.7 million, or 2.7% as a percentage of total revenues, in the first quarter of 2015. As a percentage of total revenues, corporate general and administrative expenses improved due to increased operating leverage.
Noncontrolling Interests
Net earnings attributable to noncontrolling interests were $1.4 million and $2.0 million in the first quarter of 2016 and 2015, respectively. Net earnings attributable to noncontrolling interests during both the first quarter of 2016 and 2015 were primarily attributable to earnings related to Lennar Homebuilding consolidated joint ventures, partially offset by a net loss related to the FDIC's interest in the portfolio of real estate loans that the Company acquired in partnership with the FDIC.
Tax
The tax rate for the first quarter of 2016 was 28.08%, compared to 34.19% in the first quarter of 2015. The reduction was primarily the result of the reversal of an accrual due to a settlement with the IRS and increased benefit from energy tax credits.
Debt Transactions
During the first quarter of 2016, the Company paid and delivered approximately $163 million in cash and 3.6 million shares of Class A common stock on exchange or conversion of approximately $163 million aggregate principal amount of its 2.75% convertible senior notes due 2020. At February 29, 2016, approximately $71 million aggregate principal amount of the Company's 2.75% convertible senior notes due 2020 was outstanding.
Subsequent to the first quarter of 2016, the Company issued $500 million of 4.750% senior notes due 2021. The net proceeds from the offering will be used for general corporate purposes, including the repayment of the 6.50% senior notes due 2016.

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About Lennar
Lennar Corporation, founded in 1954, is one of the nation’s largest builders of quality homes for all generations. The Company builds affordable, move-up and retirement homes primarily under the Lennar brand name. Lennar’s Financial Services segment provides mortgage financing, title insurance and closing services for both buyers of the Company’s homes and others. Lennar’s Rialto segment is a vertically integrated asset management platform focused on investing throughout the commercial real estate capital structure. Lennar's Multifamily segment is a nationwide developer of high-quality multifamily rental properties. Previous press releases and further information about the Company may be obtained at the “Investor Relations” section of the Company’s website, www.lennar.com.

Note Regarding Forward-Looking Statements: Some of the statements in this press release are "forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995, including statements regarding our belief regarding the homebuilding market and other markets in which we participate, and our belief regarding how we are positioned to take advantage of opportunities, or to avoid problems, in those markets and to advance the future growth of our businesses. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those anticipated by the forward-looking statements. Important factors that could cause such differences include increases in operating costs, including costs related to real estate taxes, construction materials, labor and insurance, and our ability to manage our cost structure, both in our Lennar Homebuilding and Lennar Multifamily businesses; a slowdown in the real estate markets across the nation, including a slowdown in the market for single family homes or the multifamily rental market; unfavorable or unanticipated losses in legal proceedings; decreased demand for our homes or Lennar Multifamily rental properties, and our inability to successfully sell our apartments; natural disasters or catastrophic events for which our insurance may not provide adequate coverage; a decline in the value of the land and home inventories we maintain or possible future write-downs of the carrying value of our real estate assets; the inability of the Rialto segment to profit from the investments it makes; the inability of Rialto to sell mortgages it originates into securitizations on favorable terms; reduced availability of mortgage financing and increased interest rates; conditions in the capital, credit and financial markets; changes in laws, regulations or the regulatory environment affecting our business, and the additional risks described in our filings with the Securities and Exchange Commission, including our Form 10-K, for the fiscal year ended November 30, 2015. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

A conference call to discuss the Company’s first quarter earnings will be held at 11:00 a.m. Eastern Time on Tuesday, March 29, 2016. The call will be broadcast live on the Internet and can be accessed through the Company’s website at www.lennar.com. If you are unable to participate in the conference call, the call will be archived at www.lennar.com for 90 days. A replay of the conference call will also be available later that day by calling 203-369-3872 and entering 5723593 as the confirmation number.
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LENNAR CORPORATION AND SUBSIDIARIES
Selected Revenues and Operating Information
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended
	February 29,	February 28,
	2016	2015
Revenues:
Lennar Homebuilding	$1,786,481	1,441,658
Lennar Financial Services	123,956	124,827
Rialto	43,711	41,197
Lennar Multifamily	39,516	36,457
Total revenues	$1,993,664	1,644,139

Lennar Homebuilding operating earnings	$220,638	207,644
Lennar Financial Services operating earnings	14,931	15,527
Rialto operating earnings	1,610	2,808
Lennar Multifamily operating earnings (loss)	12,182	(5,682)
Corporate general and administrative expenses	(47,668)	(43,654)
Earnings before income taxes	201,693	176,643
Provision for income taxes	(56,241)	(59,726)
Net earnings (including net earnings attributable to noncontrolling interests)	145,452	116,917
Less: Net earnings attributable to noncontrolling interests	1,372	1,954
Net earnings attributable to Lennar	$144,080	114,963

Average shares outstanding:
Basic	210,292	202,930
Diluted	228,916	230,316

Earnings per share:
Basic	$0.68	0.56
Diluted (1)	$0.63	0.50

Supplemental information:
Interest incurred (2)	$71,590	70,259

EBIT (3):
Net earnings attributable to Lennar	$144,080	114,963
Provision for income taxes	56,241	59,726
Interest expense	45,224	38,031
EBIT	$245,545	212,720

(1)
Diluted earnings per share includes an add back of interest of $2.0 million for both the three months ended February 29, 2016 and February 28, 2015, respectively, related to the Company's 3.25% convertible senior notes.

(2)	Amount represents interest incurred related to Lennar Homebuilding debt.

(3)
EBIT is a non-GAAP financial measure defined as earnings before interest and taxes. This financial measure has been presented because the Company finds it important and useful in evaluating its performance and believes that it helps readers of the Company's financial statements compare its operations with those of its competitors. Although management finds EBIT to be an important measure in conducting and evaluating the Company's operations, this measure has limitations as an analytical tool as it is not reflective of the actual profitability generated by the Company during the period. Management compensates for the limitations of using EBIT by using this non-GAAP measure only to supplement the Company's GAAP results. Due to the limitations discussed, EBIT should not be viewed in isolation, as it is not a substitute for GAAP measures.

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LENNAR CORPORATION AND SUBSIDIARIES
Segment Information
(In thousands)
(unaudited)

	Three Months Ended
	February 29,	February 28,
	2016	2015
Lennar Homebuilding revenues:
Sales of homes	$1,754,691	1,403,568
Sales of land	31,790	38,090
Total revenues	1,786,481	1,441,658

Lennar Homebuilding costs and expenses:
Cost of homes sold	1,355,745	1,078,796
Cost of land sold	22,612	26,025
Selling, general and administrative	189,848	160,354
Total costs and expenses	1,568,205	1,265,175
Lennar Homebuilding operating margins	218,276	176,483
Lennar Homebuilding equity in earnings from unconsolidated entities	3,000	28,899
Lennar Homebuilding other income, net	519	6,333
Other interest expense	(1,157)	(4,071)
Lennar Homebuilding operating earnings	$220,638	207,644

Lennar Financial Services revenues	$123,956	124,827
Lennar Financial Services costs and expenses	109,025	109,300
Lennar Financial Services operating earnings	$14,931	15,527

Rialto revenues	$43,711	41,197
Rialto costs and expenses	42,907	40,781
Rialto equity in earnings from unconsolidated entities	1,497	2,664
Rialto other expense, net	(691)	(272)
Rialto operating earnings	$1,610	2,808

Lennar Multifamily revenues	$39,516	36,457
Lennar Multifamily costs and expenses	47,020	41,961
Lennar Multifamily equity in earnings (loss) from unconsolidated entities	19,686	(178)
Lennar Multifamily operating earnings (loss)	$12,182	(5,682)

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LENNAR CORPORATION AND SUBSIDIARIES
Summary of Deliveries, New Orders and Backlog
(Dollars in thousands, except average sales price)
(unaudited)

	At or For the Three Months Ended
	February 29,	February 28,	February 29,	February 28,	February 29,	February 28,
	2016	2015	2016	2015	2016	2015
Deliveries:	Homes		Dollar Value		Average Sales Price
East	2,064	1,986	$647,755	587,318	$314,000	296,000
Central	824	681	270,044	204,740	328,000	301,000
West	1,168	926	559,534	382,660	479,000	413,000
Houston	457	461	130,393	124,930	285,000	271,000
Other	319	248	161,038	104,190	505,000	420,000
Total	4,832	4,302	$1,768,764	1,403,838	$366,000	326,000
Of the total homes delivered listed above, 26 homes with a dollar value of $14.1 million and an average sales price of $541,000 represent home deliveries from unconsolidated entities for the three months ended February 29, 2016, compared to one home delivery with a dollar value and sales price of $270,000 for the three months ended February 28, 2015.

New Orders:	Homes		Dollar Value		Average Sales Price
East	2,528	2,330	$798,048	726,020	$316,000	312,000
Central	1,128	912	384,684	286,675	341,000	314,000
West	1,290	1,190	623,849	527,584	484,000	443,000
Houston	502	520	145,486	145,723	290,000	280,000
Other	346	335	155,802	142,779	450,000	426,000
Total	5,794	5,287	$2,107,869	1,828,781	$364,000	346,000
Of the total new orders listed above, 15 homes with a dollar value of $8.7 million and an average sales price of $583,000 represent new orders from unconsolidated entities for the three months ended February 29, 2016, compared to 26 new orders with a dollar value of $12.3 million and an average sales price of $473,000 for the three months ended February 28, 2015.

Backlog:	Homes		Dollar Value		Average Sales Price
East (1)	3,378	3,132	$1,108,248	1,025,127	$328,000	327,000
Central	1,674	1,192	592,302	392,743	354,000	329,000
West	1,476	1,255	736,058	582,324	499,000	464,000
Houston	743	889	223,222	246,663	300,000	277,000
Other	399	349	187,126	152,072	469,000	436,000
Total	7,670	6,817	$2,846,956	2,398,929	$371,000	352,000
Of the total homes in backlog listed above, 78 homes with a backlog dollar value of $57.1 million and an average sales price of $731,000 represent the backlog from unconsolidated entities at February 29, 2016, compared to 92 homes with a backlog dollar value of $51.9 million and an average sales price of $564,000 at February 28, 2015.

(1)	During the three months ended February 29, 2016, the Company acquired 62 homes in backlog.
Lennar's reportable homebuilding segments and all other homebuilding operations not required to be reported separately have divisions located in:
East: Florida, Georgia, Maryland, New Jersey, North Carolina, South Carolina and Virginia
Central: Arizona, Colorado and Texas(1)
West: California and Nevada
Houston: Houston, Texas
Other: Illinois, Minnesota, Oregon, Tennessee and Washington

(1)	Texas in the Central reportable segment excludes Houston, Texas, which is its own reportable segment.

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LENNAR CORPORATION AND SUBSIDIARIES
Supplemental Data
(Dollars in thousands)
(unaudited)

	February 29,	November 30,	February 28,
	2016	2015	2015
Lennar Homebuilding debt	$5,333,981	5,025,130	5,104,618
Stockholders' equity	5,820,114	5,648,944	4,952,334
Total capital	$11,154,095	10,674,074	10,056,952
Lennar Homebuilding debt to total capital	47.8%	47.1%	50.8%

Lennar Homebuilding debt	$5,333,981	5,025,130	5,104,618
Less: Lennar Homebuilding cash and cash equivalents	510,878	893,408	583,754
Net Lennar Homebuilding debt	$4,823,103	4,131,722	4,520,864
Net Lennar Homebuilding debt to total capital (1)	45.3%	42.2%	47.7%

(1)
Net Lennar Homebuilding debt to total capital is a non-GAAP financial measure defined as net Lennar Homebuilding debt (Lennar Homebuilding debt less Lennar Homebuilding cash and cash equivalents) divided by total capital (net Lennar Homebuilding debt plus stockholders' equity). The Company believes the ratio of net Lennar Homebuilding debt to total capital is a relevant and a useful financial measure to investors in understanding the leverage employed in Lennar Homebuilding operations. However, because net Lennar Homebuilding debt to total capital is not calculated in accordance with GAAP, this financial measure should not be considered in isolation or as an alternative to financial measures prescribed by GAAP. Rather, this non-GAAP financial measure should be used to supplement the Company's GAAP results.